CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 333-143964 on Form N-1A of our report dated November 22, 2021, relating to the financial statements and financial highlights of First Trust Alerian U.S. NextGen Infrastructure ETF (formerly First Trust Global Engineering and Construction ETF), a series of the First Trust Exchange Traded Fund II, appearing in the Annual Report on Form N-CSR of First Trust Exchange-Traded Fund II for the year ended September 30, 2021, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Chicago, Illinois

July 28, 2022